                                                                    EXHIBIT 99.1



  Omnicare, Inc. o 100 East RiverCenter Boulevard o Covington, Kentucky 41011
                        o 859/392-3300 o 859/392-3360 Fax



       Omnicare                                                     news release
--------------------------------------------------------------------------------


                                                                CONTACT:
  [LOGO OF OMNICARE]                                            Cheryl D. Hodges
                                                                (859) 392-3331



     Omnicare Reports Strong Fourth-Quarter and Full-Year 2003 Results

COVINGTON, Ky. - February 12, 2004 - Omnicare, Inc. (NYSE:OCR), a leading provider of pharmaceutical care for the elderly, reported today financial results for its fourth quarter ended December 31, 2003 versus the comparable prior-year period, as follows:

   o   Earnings per diluted share increased 44% to 59 cents

   o   Net income rose 59% to $61.6 million

   o Earnings before interest, income taxes, depreciation and amortization (EBITDA) increased 47% to $126.7 million

   o   Sales grew 40% to $947.6 million

"The fourth quarter of 2003 marked yet another strong performance in what has been a transforming year for Omnicare," said Joel F. Gemunder, Omnicare president and chief executive officer. "Over the past year, we saw dynamic growth in our institutional pharmacy business, which increased in size by more than 30%, culminating in Omnicare now serving long-term care facilities comprising more than 1 million beds. Contributing significantly to our performance was the successful integration of two strategically important acquisitions, NCS HealthCare and SunScript, now largely complete and generating anticipated synergies, as well as solid growth in our core business. As a result, we achieved our fourteenth consecutive quarter of sequential as well as year-over-year earnings growth while diligently maintaining our financial strength.

"A hallmark of our financial performance continues to be strong operating cash flow," continued Gemunder. "During the quarter, this strong operating cash flow allowed us to take advantage of significant pre-buy opportunities."

On a generally accepted accounting principles (GAAP) basis, cash flow from operations for the fourth quarter reflected a net use of cash of $12.9 million; however, the fourth quarter of 2003 included $86.1 million in advance purchases of pharmaceuticals (pre-buys) as compared with $52.3 million in pre-buys in the comparable 2002 quarter. Excluding these pre-buys, cash flow from operations for the fourth quarter of 2003 totaled $73.2 million. This brought cash flow from operations for the full year 2003, on a

GAAP basis, to $169.5 million as compared with $159.1 million in 2002. Excluding fourth-quarter pre-buys from both periods, cash flow from operations for 2003 was a record $255.5 million, as compared with the $211.4 million generated in 2002. Free cash flow, defined as operating cash flow less capital expenditures and cash dividends, for the fourth quarter of 2003 was $65.0 million (excluding the aforementioned pre-buys). This brought full-year free cash flow for 2003 to a record $229.6 million, as compared with the $178.3 million generated in 2002, excluding fourth-quarter pre-buys from both periods.

Gemunder also noted that at December 31, 2003, the Company had $188 million in cash on its balance sheet and total debt to total capitalization stood at 40.2%, down 110 basis points from the end of the third quarter of 2003.

Full-Year Results

Financial results for the year ended December 31, 2003, as compared with the full-year 2002, were as follows:

o  Earnings per diluted share increased 45% to $1.93

o  Net income rose 54% to $194.4 million

o  EBITDA increased 46% to $440.6 million


o  Sales grew 33% to $3,499.2 million

Results for 2003 included a total charge of $12.7 million pretax ($7.9 million aftertax) related to the redemption of the Company's 5% convertible subordinated debentures. Results for the year 2002 included restructuring charges of $23.2 million ($14.4 million aftertax) related to the second phase of the Company's productivity and consolidation initiative completed in September 2002. Adjusting for these special items, full-year results for 2003 were as follows:

o  Adjusted earnings per diluted share increased 36% to $2.01

o  Adjusted net income rose 44% to $202.2 million

o  Adjusted EBITDA increased 36% to $440.6 million

o  Sales grew 33% to $3,499.2 million

To facilitate comparisons and to enhance understanding of core operating performance, the discussion that follows includes financial measures that are adjusted from the comparable amount under GAAP to exclude the impact of the above-mentioned special items. For a detailed presentation of reconciling items and related definitions and components, please refer to the attached schedules or to reconciliation schedules posted on the Company's Web site at www.omnicare.com.


Institutional Pharmacy Business

Omnicare's institutional pharmacy business generated record revenues of

$913.4 million for the fourth quarter, 43% higher than the $637.3 million reported in the comparable prior-year quarter. Operating profit in this business reached $120.2 million, 50% higher than the $80.1 million recorded in the fourth quarter of 2002. For the full year 2003, pharmacy sales reached $3,345.3 million, up 36% from the $2,467.2 million reported in 2002 and operating profit was $413.0 million, 40% higher than the $295.0 million earned in 2002. At December 31, 2003, Omnicare served approximately 1,003,000 beds versus approximately 754,000 at December 31, 2002, an increase of 33%.

"The substantial growth we have seen in pharmacy sales for the year was largely the product of the contribution of the NCS and SunScript acquisitions along with new contract additions, increasing occupancy and the expansion of our clinical and other service programs. In addition, market penetration of newer branded drugs, offset in part by increasing use of generic drugs, also contributed to the sales gain," said Gemunder.

"On top of this, we also saw a significant increase in acuity during the fourth quarter relating primarily to the strong flu season, which produced higher drug utilization in many areas and increased usage of intravenous therapies.

"All of these factors combined to produce a substantial increase in sales that was highly leveraged through ongoing productivity efforts throughout the pharmacy organization. The quarter-over-quarter trend in the pharmacy operating margin tracked the expectations we described when we announced the NCS and SunScript acquisitions. After the initial impact of adding these lower-margin businesses, during the first and third quarters of 2003, respectively, the integration has successfully produced the anticipated synergies and expanding margins."

CRO Business

Omnicare Clinical Research, the Company's CRO business, generated revenues of $34.2 million on a GAAP basis for the 2003 fourth quarter, versus the prior-year quarter's revenues of $38.2 million. Included in both periods were reimbursable out-of-pocket expenses totaling $5.3 million in the 2003 period and $5.5 million in the 2002 period. Excluding these reimbursable out-of-pocket expenses, adjusted revenues were $28.9 million in the 2003 fourth quarter compared with revenues of $32.7 million in the comparable 2002 period. Operating profit in the 2003 fourth quarter was $1.7 million versus $5.5 million in 2002.

For the full year 2003, the CRO recorded revenues of $153.9 million versus $165.5 million in 2002. Included in both full year periods were reimbursable out-of-pocket expenses totaling $24.8 million and $26.3 million for the 2003 and 2002 periods, respectively. Excluding reimbursable out-of-pocket expenses in both periods, revenues were $129.1 million in 2003 versus $139.2 million in 2002. Operating profit was $12.6 million in 2003 as compared with $21.0 million in 2002. Backlog at December 31, 2003 was $183 million.

"As expected, and trending with previous quarters, we continued to experience the impact of previous client-driven cancellations or start-up delays in the commencement of projects," said Gemunder. "While 2003 was difficult for our CRO business, and some others in the CRO industry as well, we are encouraged by the increase in the number of new projects being booked early in the first quarter of 2004 with major pharmaceutical manufacturers and biotechnology companies. This, coupled with recent cost reduction efforts, points toward improving performance beginning early in 2004."

Omnicare Outlook

"During the fourth quarter, we continued to experience relative stability in the operating environment in the long-term care industry underscored by increasing Medicare admissions and improving occupancy reported in many areas," said Gemunder. "We see these positive trends continuing, given that on October 1, 2003 our skilled nursing facility customers began receiving an increase in reimbursement rates under Medicare.

"We continue to monitor key issues related to healthcare funding, including the increasing pressures on state Medicaid budgets arising from the economic downturn coupled with growth in enrollees as eligibility is expanded; the escalation in drug costs owing to higher drug utilization among seniors and the introduction of new, more efficacious, albeit more expensive, medications, offset somewhat by increasing use of generic medications. Though the economy is not yet robust and healthcare costs continue to escalate, we are encouraged by a recent study indicating that fewer states are reporting budget gaps and some are posting higher tax revenues which we view positively."

Continuing, Gemunder said, "Pharmaceuticals remain the most cost-effective means of treating the chronic illnesses of the frailest members of our society and, as such, should be considered nondiscretionary expenditures and should be appropriately funded. The geriatric pharmaceutical business offers meaningful solutions to containing healthcare costs while ensuring the well-being of the nation's growing elderly population. Omnicare is positioned at the forefront of these trends, and has demonstrated to payors, including state Medicaid programs, that our clinical programs can yield substantially lower drug costs while enhancing quality of care."

Gemunder also noted, "During the quarter, Congress passed and the President signed into law legislation establishing a Medicare drug benefit. Since the regulations governing the implementation of this benefit are just now being developed, it is difficult today to predict the impact or outcome of this legislation or of any changes in healthcare policy relating to the future funding of the Medicare and Medicaid programs. We believe, however, that our extensive experience in geriatric pharmaceutical care, the expertise we have developed in pharmaceutical case management and our vast database on drug utilization and outcomes in the elderly has positioned us well as the implementation of the Medicare drug benefit develops.

"We believe that our growth strategy, which has served us well in mitigating reimbursement risks and strengthening our industry leading position, will allow us to maximize cash flow, maintain a strong financial position, enhance the efficiency of our operations and continue to develop our franchise, both internally and externally, in the geriatric pharmaceutical market.

"Following this strategy has enabled us to increase the size of our core pharmacy business by approximately 50% in the last 24 months. This significant expansion of our core business gives us substantially greater ability to leverage our clinical services and information businesses, thereby enhancing our cost advantages in the institutional pharmacy market.

"While our CRO business remains volatile in the short-run, we see a positive long-term outlook in Omnicare Clinical Research as we benefit from the streamlining and globalization of our business, our unique capabilities in the geriatric market and the strength of our presence in the overall drug development marketplace.

"Our revenue and earnings growth outlook remains strong given our solid underlying fundamentals and our proven strategy, combined with our financial strength and flexibility, and the numerous opportunities to leverage our core business in 2004 and beyond," Gemunder concluded.

Webcast Today

Omnicare will hold a conference call to discuss fourth-quarter and year-end results today at 11:00 a.m. EST. The conference call will be available live via webcast at Omnicare's Web site at www.omnicare.com by clicking on "Investors" and then on "Conference Calls." An online replay will be available at www.omnicare.com beginning approximately two hours after the completion of the live call and will remain available for 14 days.

Omnicare, based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities comprising approximately 1,003,000 beds in 47 states and the District of Columbia, making it the nation's largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 29 countries worldwide.

This press release contains certain statements which are "forward looking" statements under federal securities laws. These statements are made on the basis of management's views and assumptions regarding business performance as of the time the statements are made and management does not undertake any obligation to update these statements. These statements include, but are not limited to, Omnicare's business outlook or future economic performance, including revenue, earnings and cash flow growth; expectations concerning margins and profitability; expectations concerning Omnicare's financial strength and flexibility; Omnicare's ability to successfully leverage its core business in 2004; the impact and penetration of new drugs; trends concerning the number and usage of new and generic drugs; the operating environment in the long-term care industry; uncertainty concerning the impact of the Medicare

Drug Benefit law; Omnicare's ability to leverage its experience and expertise in geriatric pharmaceutical care and pharmaceutical case management, as well as its database on drug utilization and outcomes, in implementing the Medicare Drug Benefit; trends concerning occupancy and Medicare admissions; expectations concerning Medicare and Medicaid reimbursement and funding rates; trends concerning future drug costs; trends in healthcare funding issues, including state Medicaid budgets and enrollee eligibility; the ability of the geriatric pharmaceutical business to contain healthcare costs while ensuring the well-being of the elderly population; volatility in the CRO business; trends concerning delays in project commencement or continuation by CRO clients, as well as those concerning backlog and new CRO business; the impact of the streamlining and globalization of Omnicare's CRO operations; Omnicare's capabilities in the geriatric market and its strength in the drug development marketplace; the impact of Omnicare's growth strategy and its efforts to expand its core business, both internally and externally, and the ability to effectively leverage such internal and external growth; the impact of the integration of the NCS and SunScript acquisitions; the impact of Omnicare's cost control and productivity efforts; the impact and amount of pre-buys; expectations concerning state revenues and budget gaps; and the performance of the economy generally. These "forward looking statements," together with other statements that are not historical, involve actual known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include, but are not limited to, overall economic, financial, political and business conditions; trends for the continued growth of the businesses of Omnicare; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the impact and pace of pharmaceutical price increases; delays and reductions in reimbursement by the government and other payors to customers and to Omnicare as a result of pressure on federal and state budgets due to the economic downturn and other factors; the overall financial condition of Omnicare's customers; Omnicare's ability to assess and react to the financial condition of its customers; the impact of seasonal illness trends on the business of Omnicare; the ability of vendors and business partners to continue to provide products and services to Omnicare; the continued successful integration of acquired companies and the ability to realize anticipated revenues, economies of scale, cost synergies and profitability; the continued availability of suitable acquisition candidates; pricing and other competitive factors in the industry; increases or decreases in reimbursement; the effect of new government regulations, executive orders and/or legislative initiatives, including those relating to reimbursement and drug pricing policies and changes in the interpretation and application of such policies; government budgetary pressures and shifting priorities; efforts by payors to control costs; the outcome of litigation; the failure of Omnicare or the long-term care facilities it serves to obtain or maintain required regulatory approvals or licenses; loss or delay of contracts pertaining to Omnicare's CRO business for regulatory or other reasons; the ability of clinical research projects to produce revenues in future periods; the ability to attract and retain needed management; potential liability for losses not covered by, or in excess of, insurance; competition for qualified staff in the healthcare industry; the impact and pace of technological advances; the ability to obtain or maintain rights to data, technology and other intellectual property; the impact of consolidation in the pharmaceutical and long-term care industries; volatility in the market for Omnicare's stock and in the financial markets generally; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; the demand for Omnicare's products and services; variations in costs or expenses; changes in tax laws and regulations; changes in accounting rules and standards; and other risks and uncertainties described in Omnicare's reports and filings with the Securities and Exchange Commission.

For more information on Omnicare, Inc., including a full menu of news releases, visit www.omnicare.com.


                                       ###

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, GAAP Basis
(000s, except per share amounts)
Unaudited

                                                           Three Months Ended                   Year Ended
                                                              December 31,                      December 31,
                                                    ------------------------------     ----------------------------
                                                        2003                2002            2003               2002
                                                    ------------        ----------     ----------        ----------
     Sales                                            $ 942,319          $670,064     $3,474,354       $2,606,450
     Reimbursable out-of-pockets (a)                      5,307 (a)         5,503(a)      24,820 (a)       26,304 (a)
                                                      ----------         --------     -----------      -----------
     Total net sales                                    947,626           675,567      3,499,174        2,632,754
                                                      ----------         --------     -----------      -----------
     Cost of sales                                      700,952           489,712      2,576,794        1,915,397
     Reimbursed out-of-pocket expenses (a)                5,307 (a)         5,503(a)      24,820 (a)       26,304 (a)
                                                      ----------         --------     -----------      -----------
     Total direct costs                                 706,259           495,215      2,601,614        1,941,701
                                                      ----------         --------     -----------      -----------
     Gross profit                                       241,367           180,352        897,560          691,053
     Selling, general and administrative expenses       129,367           105,265        509,977          411,272
     Restructuring charge (d)                                 -                 -              -           23,195 (d)
                                                      ----------         --------     -----------      -----------
     Operating income                                   112,000            75,087        387,583          256,586
     Investment income                                    1,532             1,160          4,166            3,276
     Interest expense (c)                               (16,653)          (13,821)       (81,300)(c)      (56,811)
                                                      ----------         --------     -----------      -----------
     Income before income taxes                          96,879            62,426        310,449          203,051
     Income taxes                                        35,265            23,720        116,081           77,145
                                                      ----------         --------     -----------      -----------
     Net income                                       $  61,614          $ 38,706     $  194,368 (c)    $ 125,906 (d)
                                                      ==========         ========     ===========      ===========
     Earnings per share ("EPS"):
                Basic                                 $    0.60            $ 0.41     $     1.97 (c)       $ 1.34 (d)
                                                      ==========         ========     ===========      ===========
                Diluted                               $    0.59            $ 0.41(b)  $     1.93 (b)(c)    $ 1.33 (d)
                                                      ==========         ========     ===========      ===========

     Weighted average number of common shares
       outstanding:
                Basic                                   102,688            94,286         98,800           94,168
                                                      ==========         ========     ===========      ===========
                Diluted                                 103,744            97,684(b)     103,243 (b)       94,905
                                                      ==========         ========     ===========      ===========



The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, Non-GAAP Basis (e)
Excluding EITF No. 01-14 and Special Items
(000s, except per share amounts)
Unaudited


                                                                 Three Months Ended                 Year Ended
                                                                    December 31,                   December 31,
                                                           ----------------------------   -----------------------------
                                                                2003          2002            2003             2002
                                                           --------------  ------------   -------------     -----------
Adjusted sales                                               $ 942,319 (f)  $670,064 (f)  $3,474,354 (f)      $ 2,606,450 (f)
Adjusted cost of sales                                         700,952 (f)   489,712 (f)   2,576,794 (f)        1,915,397 (f)
                                                             ----------     ---------     -----------         ------------
Gross profit                                                   241,367       180,352         897,560              691,053
Selling, general and administrative expenses                   129,367       105,265         509,977              411,272
                                                             ----------     ---------     -----------         ------------
Adjusted operating income                                      112,000        75,087         387,583              279,781 (h)
Investment income                                                1,532         1,160           4,166                3,276
Interest expense                                               (16,653)      (13,821)        (68,634)(g)          (56,811)
                                                             ----------     ---------     -----------         ------------
Adjusted income before income taxes                             96,879        62,426         323,115              226,246
Income taxes                                                    35,265        23,720         120,894               85,959
                                                             ----------     ---------     -----------         ------------
Adjusted net income                                          $  61,614      $ 38,706      $  202,221 (g)      $   140,287 (h)
                                                             ==========     =========     ===========         ============

Adjusted EPS:
           Basic                                             $    0.60      $   0.41      $     2.05 (g)      $      1.49 (h)
                                                             ==========     =========     ===========         ============
           Diluted                                           $    0.59      $   0.41 (b)  $     2.01 (b)(g)   $      1.48 (h)
                                                             ==========     =========     ===========         ============

Weighted average number of common shares outstanding:
           Basic                                               102,688        94,286          98,800               94,168
                                                             ==========     =========     ===========         ============
           Diluted                                             103,744        97,684 (b)     103,243 (b)           94,905
                                                             ==========     =========     ===========         ============





The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Summary Segment Financial Data, Non-GAAP Basis (e)
Excluding EITF No. 01-14 and Special Item
(000s)
Unaudited

                                                                                           Corporate
                                                     Pharmacy               CRO               and           Consolidated
                                                     Services             Services        Consolidating        Totals
                                                 ----------------      -------------      -------------     ------------
Three Months Ended December 31, 2003:

Adjusted sales                                          $ 913,396           $ 28,923(f)            $ -        $ 942,319(f)
                                                 ================      =============      =============     ===========

Operating income                                        $ 120,204            $ 1,701          $ (9,905)       $ 112,000

Depreciation and amortization                              13,709                401               581           14,691
                                                 ----------------      -------------      -------------     -----------
Earnings before interest, income taxes,
    depreciation and amortization ("EBITDA")            $ 133,913            $ 2,102          $ (9,324)       $ 126,691
                                                 ================      =============      =============     ===========


Three Months Ended December 31, 2002:

Adjusted sales                                          $ 637,319           $ 32,745(f)            $ -        $ 670,064(f)
                                                 ================      =============      =============     ===========


Operating income                                         $ 80,062            $ 5,494         $ (10,469)        $ 75,087

Depreciation and amortization                               9,830                503               566           10,899
                                                 ----------------      -------------      -------------     -----------

EBITDA                                                   $ 89,892            $ 5,997          $ (9,903)        $ 85,986
                                                 ================      =============      =============     ===========


Year Ended December 31, 2003:

Adjusted sales                                        $ 3,345,301          $ 129,053(f)            $ -      $ 3,474,354(f)
                                                 ================      =============      =============     ===========


Operating income                                        $ 412,986           $ 12,562         $ (37,965)       $ 387,583

Depreciation and amortization                              48,915              1,770             2,335           53,020
                                                 ----------------      -------------      -------------     -----------

EBITDA                                                  $ 461,901           $ 14,332         $ (35,630)       $ 440,603
                                                 ================      =============      =============     ===========


Year Ended December 31, 2002:

Adjusted sales                                        $ 2,467,237          $ 139,213(f)            $ -      $ 2,606,450(f)
                                                 ================      =============      =============     ===========


Adjusted operating income                               $ 294,965(h)        $ 21,036(h)      $ (36,220)       $ 279,781(h)

Depreciation and amortization                              40,389              2,237             2,637           45,263
                                                 ----------------      -------------      -------------     -----------

Adjusted EBITDA                                         $ 335,354(h)        $ 23,273(h)      $ (33,583)       $ 325,044(h)
                                                 ================      =============      =============     ===========




The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Balance Sheets, GAAP Basis
(000s)
Unaudited

                                                                            December 31,
                                                                       2003              2002
                                                                 ----------------    --------------
       ASSETS
       Cash and cash equivalents                                       $ 187,413         $ 137,936
       Restricted cash                                                       714             3,147
       Accounts receivable, net                                          678,255           522,857
       Unbilled receivables                                               15,281            25,062
       Inventories                                                       326,550           190,464
       Deferred income tax benefits and other current assets             174,875           122,092
                                                                 ----------------    --------------
                 Total current assets                                  1,383,088         1,001,558
                                                                 ----------------    --------------
       Properties and equipment, net                                     148,307           139,908
       Goodwill                                                        1,690,558         1,188,907
       Other noncurrent assets                                           173,068            97,212
                                                                 ----------------    --------------
                 Total assets                                        $ 3,395,021       $ 2,427,585
                                                                 ================    ==============

       LIABILITIES AND STOCKHOLDERS' EQUITY

       Accounts payable                                                $ 296,089         $ 175,648
       Deferred revenue                                                   22,454            25,254
       Current debt (i)                                                   20,709               110
       Other current liabilities                                         123,508            95,638
                                                                 ----------------    --------------
                 Total current liabilities                               462,760           296,650
                                                                 ----------------    --------------
       Long-term debt (i)                                                135,855               187
       5.0% convertible subordinated debentures, due 2007 (i)                  -           345,000
       8.125% senior subordinated notes, due 2011                        375,000           375,000
       6.125% senior subordinated notes, net, due 2013 (i)               226,822                 -
       4.0% contingent convertible notes, due 2033 (i)                   345,000                 -
       Deferred income taxes and other noncurrent liabilities            173,560           135,686
                                                                 ----------------    --------------
                 Total liabilities                                     1,718,997         1,152,523
                                                                 ----------------    --------------
       Stockholders' equity (i)                                        1,676,024         1,275,062
                                                                 ----------------    --------------
                 Total liabilities and stockholders' equity          $ 3,395,021       $ 2,427,585
                                                                 ================    ==============










The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Statements of Cash Flows, GAAP Basis
(000s)
Unaudited

                                                                          Three Months           Year
                                                                     --------------------------------------
                                                                           Ended December 31, 2003
                                                                     --------------------------------------
 Cash flows from operating activities:
 Net income                                                               $ 61,614          $ 194,368
 Adjustments to reconcile net income to net cash
       flows from operating activities:
              Depreciation                                                   9,414             37,783
              Amortization                                                   5,277             15,237
              Provision for doubtful accounts                               10,004             44,680
              Deferred tax provision                                        21,929             43,685
              Write-off of debt issuance costs                                   -              3,755
 Changes in assets and liabilities, net of effects
       from acquisition of businesses                                     (121,117)          (170,024)
                                                                     --------------      -------------
                    Net cash flows from operating activities               (12,879)           169,484
                                                                     --------------      -------------

 Cash flows from investing activities:
 Acquisition of businesses                                                 (63,722)          (663,411)
 Capital expenditures                                                       (5,874)           (17,115)
 Other                                                                       5,091              2,477
                                                                     --------------      -------------
                    Net cash flows from investing activities               (64,505)          (678,049)
                                                                     --------------      -------------

 Cash flows from financing activities:
 Borrowings on line of credit facilities and term loans                          -            749,000
 Payments on line of credit facilities and term loans                       (4,103)          (593,103)
 Proceeds from long-term borrowings and obligations                             75            240,833
 Fees paid for financing arrangements                                       (5,030)           (34,396)
 Gross proceeds from stock offering                                              -            188,629
 Proceeds from stock awards and exercise of stock options,
       net of stock tendered in payment                                      6,441             12,275
 Dividends paid                                                             (2,317)            (8,876)
 Other                                                                           -                122
                                                                     --------------      -------------
                    Net cash flows from financing activities                (4,934)           554,484
                                                                     --------------      -------------

 Effect of exchange rate changes on cash                                     1,481              3,558
                                                                     --------------      -------------

 Net (decrease) increase in cash and cash equivalents                      (80,837)            49,477
 Cash and cash equivalents at beginning
       of period - unrestricted                                            268,250            137,936
                                                                     --------------      -------------
 Cash and cash equivalents at
       end of period - unrestricted                                      $ 187,413          $ 187,413
                                                                     ==============      =============








The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (e)
(000s)
Unaudited

                                                                          Three Months Ended            Year Ended
                                                                               December 31,             December 31,
                                                                      -------------------------   ---------------------
                                                                         2003          2002          2003        2002
                                                                     -----------    -----------   ---------    --------
Adjusted operating income (earnings before
 interest and income taxes, "EBIT"):
      EBIT                                                            $ 112,000      $ 75,087     $ 387,583     $ 256,586
      Special item (j)                                                        -             -             -        23,195
                                                                     -----------    ----------   -----------   -----------
           Adjusted EBIT (j)                                          $ 112,000      $ 75,087     $ 387,583     $ 279,781
                                                                     ===========    ==========   ===========   ===========
Adjusted income before income taxes:
      Income before income taxes                                       $ 96,879      $ 62,426     $ 310,449     $ 203,051
      Special items (k)                                                       -             -        12,666        23,195
                                                                     -----------    ----------   -----------   -----------
           Adjusted income before income taxes (k)                     $ 96,879      $ 62,426     $ 323,115     $ 226,246
                                                                     ===========    ==========   ===========   ===========
Adjusted net income:
      Net income                                                       $ 61,614      $ 38,706     $ 194,368     $ 125,906
      Special items, net of taxes (k)                                         -             -         7,853        14,381
                                                                     -----------    ----------   -----------   -----------
           Adjusted net income (k)                                     $ 61,614      $ 38,706     $ 202,221     $ 140,287
                                                                     ===========    ==========   ===========   ===========
Adjusted earnings per share ("EPS"): (l)
      Basic EPS                                                          $ 0.60        $ 0.41        $ 1.97        $ 1.34
      Special items, net of taxes (k)                                         -             -          0.08          0.15
           Adjusted basic EPS (k)                                        $ 0.60        $ 0.41        $ 2.05        $ 1.49
                                                                     ===========    ==========   ===========   ===========
      Diluted EPS                                                        $ 0.59        $ 0.41        $ 1.93        $ 1.33
      Special items, net of taxes (k)                                         -             -          0.08          0.15
           Adjusted diluted EPS (k)                                      $ 0.59        $ 0.41        $ 2.01        $ 1.48
                                                                     ===========    ==========   ===========   ===========
Adjusted earnings before interest, income taxes,
   depreciation and amortization ("EBITDA"): (m)
      EBIT                                                            $ 112,000      $ 75,087     $ 387,583     $ 256,586
      Depreciation and amortization                                      14,691        10,899        53,020        45,263
                                                                     -----------    ----------   -----------   -----------
         EBITDA (m)                                                     126,691        85,986       440,603       301,849
         Special item (j)                                                     -             -             -        23,195
                                                                     -----------    ----------   -----------   -----------
           Adjusted EBITDA (j)(m)                                     $ 126,691      $ 85,986     $ 440,603     $ 325,044
                                                                     ===========    ==========   ===========   ===========
Adjusted net cash flows from operating activities:
      EBITDA (m)                                                      $ 126,691      $ 85,986     $ 440,603     $ 301,849
      Subtract:
      Interest expense, net of investment income                        (15,121)      (12,661)      (77,134)      (53,535)
      Income taxes                                                      (35,265)      (23,720)     (116,081)      (77,145)
      Changes in assets and liabilities, net of effects from
         acquisition of businesses                                     (121,117)      (33,230)     (170,024)      (67,711)
      Add:
      Provision for doubtful accounts                                    10,004         9,049        44,680        31,163
      Deferred tax provision                                             21,929         3,086        43,685        15,428
      Write-off of debt issuance costs                                        -             -         3,755             -
      Non-cash portion of restructuring charges                               -             -             -         9,060
                                                                     -----------    ----------   -----------   -----------
         Net cash flows from operating activities                       (12,879)       28,510       169,484       159,109
         Advanced purchases of pharmaceuticals ("pre-buys") (n)          86,062        52,291        86,062        52,291
                                                                     -----------    ----------   -----------   -----------
           Adjusted net cash flows from operating activities (n)       $ 73,183      $ 80,801     $ 255,546     $ 211,400
                                                                     ===========    ==========   ===========   ===========




The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (e)
(000s)
Unaudited


      (continued from previous page)


                                                                      Three Months Ended                     Year Ended
                                                                           December 31,                      December 31,
                                                            -----------------------------------    ----------------------------
                                                                   2003             2002               2003             2002
                                                            ----------------   ----------------    ------------      ----------
Adjusted free cash flow: (o)
      Net cash flows from operating activities               $ (12,879)           $ 28,510          $ 169,484         $ 159,109
      Capital expenditures                                      (5,874)             (7,886)           (17,115)          (24,648)
      Dividends                                                 (2,317)             (2,127)            (8,876)           (8,491)
                                                            -----------        ------------        -----------       -----------
         Free cash flow (o)                                    (21,070)             18,497            143,493           125,970
         Pre-buys (n)                                           86,062              52,291             86,062            52,291
                                                            -----------        ------------        -----------       -----------
            Adjusted free cash flow (n)(o)                    $ 64,992            $ 70,788          $ 229,555         $ 178,261
                                                            ===========        ============        ===========       ===========
Segment Reconciliations - Pharmacy Services
Adjusted EBIT - Pharmacy Services:
      EBIT                                                   $ 120,204            $ 80,062          $ 412,986         $ 288,196
      Special item (j)                                               -                   -                  -             6,769
                                                            -----------        ------------        -----------       -----------
            Adjusted EBIT - Pharmacy Services (j)            $ 120,204            $ 80,062          $ 412,986         $ 294,965
                                                            ===========        ============        ===========       ===========
Adjusted EBITDA - Pharmacy Services: (m)
      EBITDA (m)                                             $ 133,913            $ 89,892          $ 461,901         $ 328,585
      Special item (j)                                               -                   -                  -             6,769
                                                            -----------        ------------        -----------       -----------
            Adjusted EBITDA - Pharmacy Services (j)(m)       $ 133,913            $ 89,892          $ 461,901         $ 335,354
                                                            ===========        ============        ===========       ===========

Segment Reconciliations - CRO Services
Adjusted Sales - CRO Services:
      Total net sales (a)                                     $ 34,230            $ 38,248          $ 153,873         $ 165,517
      Reimbursable out-of-pockets (a)                           (5,307)             (5,503)           (24,820)          (26,304)
                                                            -----------        ------------        -----------       -----------
      Adjusted sales (f)                                      $ 28,923            $ 32,745          $ 129,053         $ 139,213
                                                            ===========        ============        ===========       ===========
Adjusted EBIT - CRO Services:
      EBIT                                                     $ 1,701             $ 5,494           $ 12,562           $ 4,610
      Special item (j)                                               -                   -                  -            16,426
                                                            -----------        ------------        -----------       -----------
            Adjusted EBIT - CRO Services (j)                   $ 1,701             $ 5,494           $ 12,562          $ 21,036
                                                            ===========        ============        ===========       ===========
Adjusted EBITDA - CRO Services: (m)
      EBITDA (m)                                               $ 2,102             $ 5,997           $ 14,332           $ 6,847
      Special item (j)                                               -                   -                  -            16,426
                                                            -----------        ------------        -----------       -----------
            Adjusted EBITDA - CRO Services (j)(m)              $ 2,102             $ 5,997           $ 14,332          $ 23,273
                                                            ===========        ============        ===========       ===========
Segment - Corporate and Consolidating
      EBIT                                                    $ (9,905)          $ (10,469)         $ (37,965)        $ (36,220)
                                                            -----------        ------------        -----------       -----------
      EBITDA (m)                                                (9,324)             (9,903)           (35,630)          (33,583)
                                                            -----------        ------------        -----------       -----------
Consolidated Segment Totals
      EBIT                                                   $ 112,000            $ 75,087          $ 387,583         $ 256,586
                                                            ===========        ============        ===========       ===========
      Adjusted EBIT (j)                                      $ 112,000            $ 75,087          $ 387,583         $ 279,781
                                                            ===========        ============        ===========       ===========
      EBITDA (m)                                             $ 126,691            $ 85,986          $ 440,603         $ 301,849
                                                            ===========        ============        ===========       ===========
      Adjusted EBITDA (j)(m)                                 $ 126,691            $ 85,986          $ 440,603         $ 325,044
                                                            ===========        ============        ===========       ===========


DEFINITIONS:

        GAAP: Amounts that conform with U.S. Generally Accepted Accounting Principles ("GAAP"). Non-GAAP: Amounts that do not conform with U.S. GAAP.




The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s)
Unaudited



(a) In accordance with the adoption of Emerging Issues Task Force ("EITF") Issue No. 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred" ("EITF No. 01-14"), Omnicare has recorded reimbursements received for "out-of-pocket" expenses on a grossed-up basis in the income statement as revenues and direct costs. EITF No. 01-14 relates solely to the Company's contract research services business.

(b) The three month period ended December 31, 2002 and the year ended December 31, 2003 include the dilutive effect of the 5% convertible subordinated debentures, which assumes conversion using the "if converted" method. Under that method, the convertible debentures are assumed to be converted to common shares (weighted for the number of days assumed to be outstanding during the period), and interest expense, net of taxes, related to the convertible debentures is added back to net income. For purposes of the "if converted" calculation, 2,904 and 3,630 shares were assumed to be converted for the three month period ended December 31, 2002 and year ended December 31, 2003, respectively. Additionally, interest expense, net of taxes, of $974 and $4,870 for the three month period ended December 31, 2002 and year ended December 31, 2003, respectively, was added back to net income for purposes of calculating diluted earnings per share using this method.

(c) The year ended December 31, 2003 includes a call premium and the write-off of unamortized debt issuance costs, aggregating $12,666 before taxes ($7,853 after taxes), relating to the Company's 2003 purchase of the aggregate principal amount of its outstanding 5.0%, $345,000 of convertible subordinated debentures, as discussed in further detail at (i) below.

(d) The year ended December 31, 2002 includes a restructuring charge of $23,195 before taxes ($14,381 after taxes), relating to the Company's previously disclosed Phase II productivity and consolidation initiative.

(e) Omnicare believes that investors' understanding of Omnicare's performance is enhanced by the Company's disclosure of certain non-GAAP financial measures as presented in this financial information. Omnicare management believes that the adjusted results provide added insight into the Company's performance by focusing on the results generated by the Company's ongoing core operations. Management uses the adjusted results for measurement purposes. Omnicare's method of calculating these measures may differ from those used by other companies and, therefore, comparability may be limited.

(f) The noted presentation excludes amounts that Omnicare is required to record in its income statement relating to EITF No. 01-14, as discussed in further detail at footnote (a) above.

(g) The noted presentation for the year ended December 31, 2003 excludes the call premium and the write-off of unamortized debt issuance costs, as discussed in further detail at footnote (c) above.

(h) The noted presentation for the year ended December 31, 2002 excludes the restructuring charge discussed in further detail at footnote (d) above.


                                                        (continued on next page)

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s)
Unaudited


         (continued from previous page)



(i) During the second quarter of 2003, the Company completed a refinancing in which it raised $250,000 in a term loan (a portion of which is due within one year), and completed an offering of $250,000 of 6.125% senior subordinated notes ("6.125% Senior Notes"), $345,000 of 4.0% contingent convertible notes and 6,469 shares of its common stock. Omnicare used the net proceeds from the 6.125% senior subordinated notes and the term loan to repay the existing credit facility. A portion of the 4.0% contingent convertible notes and a portion of the net proceeds from the common stock offering were used to purchase and retire the Company's outstanding 5.0%, $345,000 of convertible subordinated debentures. The Company also entered into a four-year $500,000 revolving credit facility during the second quarter of 2003, which was undrawn at December 31, 2003. The 6.125% Senior Notes are net of an interest rate swap agreement, which reduced the carrying value of the 6.125% Senior Notes by $23,178 as of December 31, 2003.

(j)   The special item represents the restructuring charge discussed in footnote
      (d) above, and relates to the Company's previously disclosed Phase II productivity and consolidation initiative. Management believes this item is not related to the ongoing operations of Omnicare.

(k) The special items represent the call premium and the write-off of unamortized debt issuance costs for the year ended December 31, 2003 and the restructuring charge for the year ended December 31, 2002, as discussed in footnotes (c) and (d) above, respectively. The call premium and the write-off of unamortized debt issuance costs relates to the Company's purchase of its outstanding 5.0%, $345,000 of convertible subordinated debentures, and the restructuring charge relates to the Company's previously disclosed Phase II productivity and consolidation initiative. Management believes these items are not related to the ongoing operations of Omnicare.

(l) EPS (basic EPS; special items, net of taxes; adjusted basic EPS; diluted EPS; and adjusted diluted EPS) is reported independently for each amount presented. Accordingly, the sum of the individual amounts may not necessarily equal the separately calculated adjusted EPS amount for the corresponding period.

(m) EBITDA represents earnings before interest expense (net of investment income), income taxes, depreciation and amortization. Omnicare believes that certain investors find EBITDA to be a useful tool for measuring a company's ability to service its debt. However, EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for operating cash flows as a measure of liquidity or net income as an indicator of Omnicare's operating performance. Omnicare's calculation of EBITDA may differ from the calculation of EBITDA by others.

(n) Represents pre-buys for the quarter, primarily comprised of the purchasing of pharmaceuticals in advance of price increases.

(o) Free cash flow represents net cash flows from operating activities less capital expenditures and dividends paid by the Company. Omnicare believes that certain investors find free cash flow to be a helpful measure of cash generated from current operations, net of cash used for its ongoing capital expenditures and dividend payment requirements. Omnicare's calculation of free cash flow may differ from the calculation of free cash flow by others.